Exhibit 99.1

The Marygold Companies Reports Financial Results

For First Fiscal Quarter Ended September 30, 2026

San Clemente, Calif., November 6, 2026 – The Marygold Companies, Inc. (the “Company” or “Marygold”) (NYSE American: MGLD), a global holding firm with a focus on financial services, today reported financial results for its first fiscal quarter ended September 30, 2026.

Revenue for the three months ended September 30, 2026 rose to $9.4 million, excluding $1.5 million in revenue from the Company’s New Zealand subsidiaries which have been classified as discontinued operations, as compared with $5.2 million for the three months ended September 30, 2025.

Marygold reported net income from continuing operations of $1.7 million for the most recent fiscal first quarter versus a net loss from continuing operations of $0.5 million in last year’s first quarter. Net income for the fiscal 2027 first quarter amounted to $1.8 million, equal to $0.04 per share, compared with a net loss of $0.4 million, or $0.01 per share, a year ago.

The Company’s balance sheet remained strong at the close of the fiscal 2027 first quarter, with cash and cash equivalents of $4.5 million; total assets of $25.4 million, and total stockholders’ equity of $20.9 million, all improved since the prior fiscal year-end.

David Neibert, Chief Operations Officer, said, “Revenues and income increased significantly for the first quarter, primarily reflecting the increased activity in energy related ETFs, due in part to the Iran war. Our other non-financial services operations, including discontinued operations in New Zealand, were also profitable during the first quarter. However, our UK investment advisory businesses recorded a net loss of $0.1 million for the quarter as compared with a net loss of $0.4 million for the prior year quarter, showing a significant reduction in expenses associated with the mobile fintech banking app now on pause.

“The Company’s largest operating unit, USCF Investments, delivered strong growth during the first quarter, with revenue nearly doubling to $8.4 million from $4.3 million a year ago. The increase is attributed primarily to the increase in average assets under management, which also nearly doubled to $5.5 billion from $2.9 billion in the prior year quarter. The growth reflected energy price volatility associated with geopolitical events in the Middle East and Eastern Europe, as well as economic uncertainty affecting inventory and demand.”

Nicholas Gerber, Chief Executive Officer, added, “During the quarter, the Company announced it had entered into a definitive merger agreement under which funds managed by Madison Dearborn Partners will acquire all of the outstanding shares of The Marygold Companies for $2.00 per share, representing a premium of 100% over the Company’s closing share price on September 24, 2026, the day before the agreement was announced. The transaction is expected to close during the first half of 2027, or earlier, upon satisfaction of a number of closing conditions that are usual and customary for transactions of this nature.”

Business Units

The Company’s USCF Investments subsidiary, https://www.uscfinvestments.com/, acquired in 2016 and based in Walnut Creek, Calif., serves as manager, operator or investment adviser to 16 exchange traded products, structured as limited partnerships or investment trusts that issue shares trading on the NYSE Arca.

Gourmet Foods, https://gourmetfoodsltd.co.nz/, acquired in 2015, is a commercial-scale bakery that produces and distributes iconic meat pies and pastries throughout New Zealand under the brand names Pat’s Pantry and Ponsonby Pies. Acquired by Gourmet Foods in 2020, Printstock Products Limited, https://www.printstock.co.nz, is a printer of specialized food wrappers and is located in Napier, New Zealand. These entities are now classified as “Discontinued Operations” in our Condensed Consolidated Financial Statements.

San Clemente, Calif.-based Original Sprout, www.originalsprout.com, acquired in 2017, produces a full line of hair and skin care products distributed throughout the U.S. and in many regions throughout the world.

Marygold & Co. (UK) Limited, https://marygoldandco.uk/, was established in the U.K. in 2021 and operates through two U.K.-based investment advisory business units: Marygold & Co Limited (fka/Tiger Financial and Asset Management), acquired in 2022, http://www.tfam.co.uk/, and Step-by-Step Financial Planners, acquired in 2024, https://www.sbsfp.co.uk/, that manage clients’ financial wealth across a diverse product range.

About The Marygold Companies, Inc.

The Marygold Companies, Inc. was founded in 1996 and repositioned as a global holding firm in 2015. The Company currently has operating subsidiaries in financial services, food manufacturing, printing, and beauty products, under the trade names USCF Investments, Marygold & Co., Step-By-Step Financial Planners, Marygold & Co. Limited, Gourmet Foods, Printstock Products, and Original Sprout, respectively. Offices and manufacturing operations are in the U.S., New Zealand, and the U.K. For more information, visit www.themarygoldcompanies.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may” “will,” “could,” “should” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements, including, but not limited to completion of the transaction under which funds managed by Madison Dearborn Partners will acquire all of the outstanding shares of The Marygold Companies, involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and, consequently, you should not rely on these forward-looking statements as predictions of future events. Readers should refer to the further detail of the risks disclosed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and in the Company’s other filings with the Securities and Exchange Commission. The foregoing list of factors is not exclusive. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

Media and investors, for more information, contact:

Roger S. Pondel
PondelWilkinson
310-279-5965
rpondel@pondel.com

Contact the Company:

David Neibert, Chief Operations Officer
949-218-8542
dneibert@themarygoldcompanies.com

(Financial Tables Follow)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	September 30, 2026	June 30, 2026
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$4,484	$2,880
Accounts receivable, net (of which $2,871 and $2,684, respectively, due from related parties)	3,192	2,892
Inventories	941	1,051
Prepaid income tax and tax receivable	300	814
Investments, at fair value	8,109	7,848
Assets held for sale	2,478	2,517
Other current assets	567	513
Total current assets	20,071	18,515

Operating lease right-of-use assets	304	429
Deferred tax assets, net	3,599	3,599
Other assets	1,434	1,436
Total assets	$25,408	$23,979

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$3,377	$3,364
Lease liabilities, current portion	232	314
Liabilities associated with assets held for sale	758	921
Total current liabilities	4,367	4,599

Lease liabilities, net of current portion	109	154
Total liabilities	4,476	4,753

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001; 50,000 shares authorized Series B: 13 shares issued and outstanding at both September 30, 2026 and June 30, 2026	-	-
Common stock, $0.001 par value; 900,000 shares authorized; 42,760 and 42,712 shares issued and outstanding at September 30, 2026 and June 30, 2026, respectively	42	42
Additional paid-in capital	15,359	15,270
Accumulated other comprehensive (loss) income	(49)	87
Retained earnings	5,580	3,827
Total stockholders’ equity	20,932	19,226
Total liabilities and stockholders’ equity	$25,408	$23,979

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarters Ended September 30,
	2026	2025

Revenue
Fund management - related party	$8,404	$4,329
Beauty products	792	671
Financial services	160	208
Revenue	9,356	5,208

Cost of revenue	403	301

Gross profit	8,953	4,907

Operating expense
Fund operations	2,448	1,525
Salaries and compensation	2,391	2,330
General and administrative expense	1,501	1,942
Marketing and advertising	752	475
Total operating expenses	7,092	6,272

Income (loss) from continuing operations	1,861	(1,365)

Other income:
Interest and dividend income	88	84
Other income, net	199	666
Total other income, net	287	750

Income (loss) from continuing operations before income taxes	2,148	(615)

(Provision) benefit from income taxes	(473)	153

Net income (loss) from continuing operations	1,675	(462)

Net income from discontinued operations (see Note 3)	78	106

Net income (loss)	$1,753	$(356)

Weighted average shares of common stock
Basic	42,973	42,959
Diluted	42,977	42,959

Net income (loss) from continuing operations per common share – basic and diluted	$0.04	$(0.01)
Net income (loss) per common share – basic and diluted	$0.04	$(0.01)